                                  SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]
Filed by a party other than the Registrant
Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential for Use of the Commission Only
    (as permitted by Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              The Gillette Company
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):
    [X] No fee required

    [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:
--------------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:
--------------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
--------------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:
--------------------------------------------------------------------------------
    (5) Total Fee Paid:
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    [ ] Fee paid previously with preliminary materials.
--------------------------------------------------------------------------------
    [ ] Check box if any part of the fee is offset as provided by Exchange Act
        Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount previously paid:
--------------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:
--------------------------------------------------------------------------------
    (3) Filing Party:
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    (4) Date Filed:
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
[logo] THE                                        Prudential Tower Building
       GILLETTE                                   Boston, MA 02199
       COMPANY

       World-Class Brands, Products, People

April 2, 2002

Dear Fellow Gillette Stockholders:

We cordially invite you to attend our 2002 Annual Meeting of Stockholders. The attached booklet contains the notice of annual meeting, as well as the proxy statement, which describes the business we will conduct at the meeting and provides information about Gillette that you should consider when you vote your shares.

When you have finished reading the proxy statement, we urge you to vote your shares promptly either via the Internet, by telephone or by marking, signing, dating and returning the proxy card in the enclosed envelope. We encourage you to vote by proxy whether or not you plan to attend.

/s/ James M. Kilts                  /s/ Edward F. DeGraan

    James M. Kilts                      Edward F. DeGraan
    Chairman of the Board               President and Chief Operating Officer
    and Chief Executive Officer

[logo] THE                                        Prudential Tower Building
       GILLETTE                                   Boston, MA 02199
       COMPANY

       World-Class Brands, Products, People

          NOTICE OF 2002 ANNUAL MEETING OF STOCKHOLDERS
          =====================================================================

          TIME:  10:00 a.m.

          DATE:  Thursday, May 16, 2002

         PLACE:  Hotel du Pont
                 11th and Market Streets
                 Wilmington, Delaware

       PURPOSE:  1. To elect four directors to serve three-year
                    terms expiring in 2005.

                 2. To vote on a stockholder proposal, if the
                    proposal is presented at the meeting.

                 3. To consider any other business that is properly
                    presented at the meeting.

       WHO MAY   You may vote if you were a record owner of
          VOTE:  Gillette stock at the close of business on March
                 25, 2002. A list of stockholders of record will be available at the meeting and, during the 10 days prior to the meeting, at my office at the above address in Boston.

          By order of the Board of Directors
          William J. Mostyn III
          Deputy General Counsel and Secretary

          Boston, Massachusetts
          April 2, 2002

THE GILLETTE COMPANY
===============================================================================

2002 PROXY STATEMENT

TABLE OF CONTENTS
                                                                          PAGE
GENERAL QUESTIONS .......................................................     1
VOTING PROCEDURES .......................................................     2
GENERAL VOTING QUESTIONS ................................................     3
PROPOSAL 1 -- ELECTION OF DIRECTORS .....................................     3

BOARD OF DIRECTORS
    -- Biographies ......................................................     4
    -- Transactions with Directors and Management .......................     7
    -- Section 16(a) Beneficial Ownership Reporting Compliance ..........     7
    -- Compensation of Directors ........................................     7
    -- Board and Committee Meetings .....................................     8
    -- Independent Auditor ..............................................     9
    -- Audit Committee Report ...........................................     9
    -- Stock Ownership of Directors and Executive Officers ..............     9
    -- Stock Ownership Table ............................................    10

EXECUTIVE OFFICERS' COMPENSATION
    -- Compensation Committee Report on Executive Compensation ..........    11
    -- Summary Compensation Table .......................................    14
    -- Stock Options Awarded During 2001 ................................    15
    -- Aggregate Stock Option Exercises During 2001 and Year-End
       Stock Option Values ..............................................    16
    -- Retirement Plan Table ............................................    16
    -- Employment Contracts, Termination of Employment and
       Change-in-Control Arrangements ...................................    17

COMPARATIVE FIVE-YEAR INVESTMENT PERFORMANCE GRAPH ......................    13
PROPOSAL 2 -- STOCKHOLDER PROPOSAL ......................................    18

===============================================================================
GENERAL QUESTIONS

Q: WHY AM I RECEIVING THIS PROXY STATEMENT?

A: The Board of Directors is soliciting proxies for the 2002 Annual Meeting of Stockholders. You are receiving a proxy statement because you own shares of Gillette common stock that entitle you to vote at the meeting. By use of a proxy, you can vote whether or not you attend the meeting. The proxy statement describes the matters on which we would like you to vote and provides information on those matters so that you can make an informed decision.

   The notice of annual meeting, proxy statement and proxy are being mailed to stockholders on or about April 2, 2002.

Q: WHO CAN VOTE?

A: Those persons named on our records as owners of Gillette common stock at the close of business on March 25, 2002, are entitled to one vote per share.

Q: HOW MANY SHARES ARE ENTITLED TO VOTE?

A: There are 1,056,345,436 shares of common stock outstanding and entitled to vote. Each share is entitled to one vote.

Q: WHAT IS A QUORUM?

A: A quorum is the minimum number of shares required to hold a meeting. Under the Gillette bylaws, a majority of the outstanding shares of stock entitled to vote at the meeting, or 528,172,719 shares, must be represented in person or by proxy for a quorum.

Q: WHEN ARE STOCKHOLDER PROPOSALS FOR NEXT YEAR'S ANNUAL MEETING DUE?

A: If you want to present a proposal to be considered for inclusion in next year's proxy statement, it must be delivered in writing to the Secretary at the Prudential Tower Building, Suite 4800, Boston, MA 02199, no later than December 3, 2002.

   If you want to present a proposal for consideration at next year's annual meeting, without including the proposal in the proxy statement (including the nomination of one or more directors), you must provide written notice to the Secretary at the above address no later than February 15, 2003.

   There are additional requirements under our bylaws and the proxy rules to present a proposal, such as continuing to own a minimum number of Gillette shares until the annual meeting and appearing in person at the meeting to explain your proposal.

Q: WHO PAYS THE COST OF SOLICITATION?

A: Gillette pays the cost of soliciting your proxy and reimburses brokerage firms and others for forwarding proxy material to you.

   We have hired Georgeson Shareholder, a proxy solicitation firm, to assist with the distribution of proxy materials and the solicitation of votes at a cost of $18,000, plus out-of-pocket expenses. In addition to solicitation by mail, solicitations may also be made by personal interview, telegram, fax and telephone.

Q: WHO CAN ATTEND THE ANNUAL MEETING?

A: Only stockholders are invited to attend the meeting. To gain admittance, you must bring a form of personal identification to the meeting, where your name will be verified against our stockholder list.

   If a broker or other nominee holds your shares and you plan to attend the meeting, you should bring a recent brokerage statement showing your ownership of the shares. You must also bring a form of personal identification.

Q: HOW CAN I RECEIVE A COPY OF THE ANNUAL REPORT?

A: The annual report for the year ended December 31, 2001, is being delivered with this proxy statement.

THE GILLETTE COMPANY
===============================================================================

VOTING PROCEDURES

STOCKHOLDERS OF RECORD
----------------------

You are a stockholder of record if your Gillette shares are registered in your own name with our transfer agent, EquiServe Trust Company, N.A.

Q: HOW DO I VOTE?

A: You may vote on the Internet, by telephone or by signing, dating and mailing your proxy card. Detailed instructions for Internet and telephone voting are attached to your proxy.

Q: WHAT IF I ABSTAIN OR WITHHOLD AUTHORITY TO VOTE ON A PROPOSAL?

A: If you sign and return your proxy card marked "abstain" or "withhold" on any proposal, your shares will not be voted on that proposal and will not be counted as votes cast in the final tally of votes with regard to that proposal. However, your shares will be counted for purposes of determining whether a quorum is present.

Q: WHAT DOES DISCRETIONARY AUTHORITY MEAN FOR STOCKHOLDERS OF RECORD?

A: If you sign and return your proxy card without making any selections, the persons named on the proxy will vote your shares "for" proposal 1 and "against" proposal 2. If other matters come before the meeting, the persons named on the proxy card will have the authority to vote on those matters for you as they determine. At this time, we are not aware of any matters that will come before the meeting other than those disclosed in this proxy statement.

Q: HOW DO I CHANGE MY VOTE?

A: A stockholder of record may revoke a proxy by giving written notice to the Secretary before the meeting, by delivering a later-dated proxy (either in writing, by telephone or over the Internet), or by voting in person at the meeting.

EMPLOYEES
---------

Q: HOW DO I VOTE IF MY SHARES ARE HELD IN THE EMPLOYEES' SAVINGS PLANS, THE ESOP
   OR THE GESOP?

A: The enclosed proxy will serve as a confidential voting instruction for Gillette's savings plans, ESOP and GESOP.

   The plans' trustees will vote your shares as instructed by you. To allow sufficient time for the plans' trustees to vote, your instructions must be received by May 9, 2002. If voting instructions have not been received from participants by that date, the shares allocated to those participants' accounts and plan shares that have not been allocated to participants' accounts for each plan will be voted on each issue in proportion to the shares as to which voting instructions have been received from other participants of that plan.

BENEFICIAL STOCKHOLDERS
-----------------------

You are a beneficial stockholder if a brokerage firm, bank, trustee or other agent (called a "nominee") holds your stock. This is often called ownership in "street name," since your name does not appear in our stock records.

Q: HOW DO I VOTE?

A: You must follow the voting procedures of your broker, bank or trustee.
   Detailed instructions should be included with your proxy material.

Q: WHAT IF I ABSTAIN OR WITHHOLD AUTHORITY TO VOTE OR DON'T GIVE THE NOMINEE
   VOTING INSTRUCTIONS?

A: Under the rules of the New York Stock Exchange, a nominee may not vote on some proposals without receiving specific voting instructions from the beneficial owner. This is called a "broker nonvote." At present, Gillette is not aware of any proposal to come before the meeting on which nominees can't vote without instructions.

   If you sign and return a proxy card marked "abstain" or "withhold" on a proposal, or if there is a "broker nonvote," your shares will not be voted on the proposal and will not be counted as votes cast in the final tally of votes with regard to that proposal.

   In each case, your shares are counted for purposes of determining whether a quorum is present.

Q: WHAT DOES DISCRETIONARY AUTHORITY MEAN FOR BENEFICIAL STOCKHOLDERS?

A: If you sign and return your proxy card without making any selections, the shares may be voted by the nominee for you on proposals 1 and 2. If other matters come before the meeting, the nominee may vote on those matters for you, subject to the New York Stock Exchange's rules on the exercise of discretionary authority.

Q: HOW DO I CHANGE MY VOTE?

A: To change your vote, follow the nominee's procedures on revoking or changing your proxy.

GENERAL VOTING QUESTIONS

Q: WHO TABULATES THE VOTES?

A: Representatives of EquiServe will count the votes. The Board has appointed
   EquiServe as the independent Inspector of Election.

Q: HOW MANY VOTES ARE NEEDED FOR THE PROPOSALS TO PASS?

A: The four nominees for director who receive the most votes will be elected.

   An affirmative majority of the votes represented at the meeting must be cast in favor of proposal 2 for approval. Proposal 2 is presented as a request to the Board to take action. Affirmative votes for this proposal will inform the Board about the level of interest in this proposal.

Q: IS MY VOTE CONFIDENTIAL?

A: Yes. The voting instructions of stockholders of record will only be available to the Inspector of Election and proxy solicitor. Voting instructions for employee benefit plans will only be available to the plans' trustees and the Inspector of Election. The voting instructions of beneficial owners will only be available to the owner's bank, broker or trustee. Your voting records will not be disclosed to us unless required by law, requested by you or cast in a contested election. If you are a stockholder of record or employee benefit plan participant and write comments on your proxy card, your comments will be provided to us, but your vote will remain confidential.

Q: WHAT SHARES ARE REFLECTED ON MY PROXY?

A: Your proxy reflects all shares owned by you at the close of business on March
   25, 2002. For Gillette plan participants, shares held in their accounts in the employees' savings plans, the ESOP and the GESOP as of that date are included.

Q: IF I PLAN TO ATTEND THE ANNUAL MEETING, SHOULD I STILL VOTE BY PROXY?

A: Yes. Casting your vote in advance does not affect your right to attend the meeting. Written ballots will be available at the annual meeting for stockholders of record. If you send in your proxy card and also attend the meeting, you do not need to vote again at the meeting unless you want to change your vote.

   Beneficial owners who wish to vote in person must request a proxy from the nominee and bring that proxy to the meeting.

PROPOSAL 1

1. ELECTION OF DIRECTORS FOR TERMS TO EXPIRE AT THE 2005 ANNUAL MEETING OF STOCKHOLDERS

   Mrs. Goldberg is retiring from the Board and not standing for reelection. The Board's nominees for election this year are:

     o Warren E. Buffett
     o Michael B. Gifford
     o Ray J. Groves
     o Marjorie M. Yang

  The business experience and qualifications of the nominees are summarized on page 4. Information about the directors whose terms expire in 2003 and 2004 appears on pages 5 and 6.

  We will vote your shares as you instruct. If you sign, date and return your proxy without specifying how you wish to vote, we will vote for all nominees. If unforeseen circumstances make it necessary for the Board to substitute another person for a nominee, we will vote your shares for that other person.

THE BOARD RECOMMENDS THAT YOU VOTE FOR ALL FOUR NOMINEES.

THE GILLETTE COMPANY
===============================================================================

BOARD OF DIRECTORS

NOMINEES FOR DIRECTOR FOR TERMS TO EXPIRE AT THE 2005 ANNUAL MEETING

[Photo of Warren E. Buffett]
WARREN E. BUFFETT, AGE 71 -- DIRECTOR SINCE 1989

Chairman of the Board and Chief Executive Officer of Berkshire Hathaway Inc., a company engaged in a number of diverse business activities, the most important of which is the property and casualty insurance business. Prior to assuming those positions in 1970, he was a general partner of Buffett Partnership, Ltd. He is a director of The Coca-Cola Company and The Washington Post Company.

[Photo of Michael B. Gifford]
MICHAEL B. GIFFORD, AGE 66 -- DIRECTOR SINCE 1993

Former Chairman of the Board of Danka Business Systems PLC. He served in that position from March 2001 to January 2002 and as Danka's interim Chief Executive Officer from October 2000 to February 2001. From 1983 to 1996, he was Managing Director and Chief Executive of The Rank Organization plc, London, England, a leisure and entertainment company. He was Finance Director of Cadbury Schweppes plc from 1978 to 1983 and Chief Executive of Cadbury Schweppes Australia from 1975 to 1978. He is a director of Danka Business Systems PLC.

[Photo of Ray J. Groves]
RAY J. GROVES, AGE 66

President and Chief Operating Officer of Marsh Inc. and a director of its parent company, Marsh & McLennan Companies, Inc. He served as Chairman of Legg Mason Merchant Banking, Inc. from 1995 to 2001. He retired in 1994 from Ernst & Young where he had held numerous positions for 37 years, including the last 17 years as Chairman and Chief Executive Officer. He is a director of American Water Works Company, Inc., Boston Scientific Corporation and Electronic Data Systems Corporation. He is a member of the Council on Foreign Relations. He is also a managing director, treasurer and secretary of the Metropolitan Opera Association and a director of The Ohio State University Foundation.

[Photo of Marjorie M. Yang]
MARJORIE M. YANG, AGE 49 -- DIRECTOR SINCE 1998

Chairman and Chief Executive Officer of Esquel Group, a leading garment and textiles manufacturer headquartered in Hong Kong. She was a founding member of the group in 1978 and, after holding various management positions, became Chairman in 1995. She is a director of Wuxi International Service Pte. Ltd., Blue Dot Capital Pte. Ltd. and Pacific Century Regional Development. She is also business advisor to the Chairman of SembCorp Industries Ltd. of Singapore, Director of Associates of Harvard Business School and a member of MIT Corporation. Ms. Yang is also a Member of the Standing Committee of the People's Political Consulate Conference of Xinjiang.

DIRECTORS WHOSE TERMS EXPIRE AT THE 2003 ANNUAL MEETING

[Photo of Dennis F. Hightower]
DENNIS F. HIGHTOWER, AGE 60 -- DIRECTOR SINCE 1999

Retired Chief Executive Officer of Europe Online Networks, S.A. He served in that position from June 2000 to February 2001. He was a Professor of Management at the Harvard University Graduate School of Business Administration from July 1996 through June 2000 and a senior executive with The Walt Disney Company from 1987 to 1996. He was President of Walt Disney Television and Telecommunications and earlier served as President of Disney Consumer Products - Europe, Middle East and Africa. He also served in executive positions with General Electric Company and McKinsey & Company, among others. Mr. Hightower is a director of BriteSmile, Inc.; Northwest Airlines, Inc.; PanAmSat Corporation; Phillips-Van Heusen Corporation; and The TJX Companies, Inc. He also serves as a trustee of Howard University, Washington, D.C.

[Photo of Herbert H. Jacobi]
HERBERT H. JACOBI, AGE 67 -- DIRECTOR SINCE 1981

Chairman of the Supervisory Board of HSBC Trinkaus & Burkhardt KGaA, a German bank, since 1998. He was Chairman of the Managing Partners of Trinkaus & Burkhardt KGaA from 1981 to 1998. He was a managing partner of Berliner Handels-und Frankfurter Bank from 1977 until 1981 and an Executive Vice President of Chase Manhattan Bank from 1975 to 1977. Mr. Jacobi is a director of Atlanta AG; Braun GmbH, a Gillette subsidiary; DROEGE & Comp.; and MADAUS AG. He is President of German-American Federation Steuben-Schurz e.V. and a member of the Supervisory Board of WILO-Salmson AG.

[Photo of Nancy J. Karch]
NANCY J. KARCH, AGE 54

Retired Senior Partner of McKinsey & Company, an independent consulting firm. She served in that position from 1988 until her retirement in 2000. She served in various executive capacities at McKinsey since 1974. Ms. Karch is a member of the McKinsey Advisory Council and serves as a director of Liz Claiborne, Inc., Toys "R" Us, Inc., The Corporate Executive Board and Garden Ridge Corp., a privately held home decor products retailer. She is also on the Board and the Executive Committee of the Westchester Land Trust, a not-for-profit organization.

[Photo of Richard R. Pivirotto]
RICHARD R. PIVIROTTO, AGE 71 -- DIRECTOR SINCE 1980

President of Richard R. Pivirotto Co., Inc., a management consulting firm. He served as President of Associated Dry Goods Corporation, a retail department store chain, from 1972 to 1976 and as Chairman of its Board of Directors from 1976 to February 1981. Mr. Pivirotto served as nonexecutive Chairman of the Board of The Gillette Company from October 2000 to January 2001. He is a director of General American Investors Company, Inc; Greenwich Hospital Corp.; Immunomedics, Inc.; New York Life Insurance Company; and The Greenwich Bank & Trust Company. He is a trustee of General Theological Seminary and Trustee Emeritus of Princeton University.

DIRECTORS WHOSE TERMS EXPIRE AT THE 2004 ANNUAL MEETING

[Photo of Edward F. Degraan]
EDWARD F. DEGRAAN, AGE 58 -- DIRECTOR SINCE 2000

President and Chief Operating Officer of The Gillette Company. He joined Gillette in 1968 and has served in a variety of manufacturing, technical, marketing and general management positions in nearly all of Gillette's core businesses. He served as Executive Vice President, Duracell North Atlantic Group, from 1996 until his election as Executive Vice President, Global Business Management, Gillette Grooming Products and Duracell, in January 1999. He was Executive Vice President, Global Business Management, from January 2000 to July 2000, when he became President and Chief Operating Officer. Mr. DeGraan served as Acting Chief Executive Officer from October 2000 to February 2001. He serves as a trustee of the National Urban League.

[Photo of Wilbur H. Gantz]
WILBUR H. GANTZ, AGE 64 -- DIRECTOR SINCE 1992

Former Chairman of the Board and Chief Executive Officer of PathoGenesis Corporation, a biopharmaceutical company. He served as President of Baxter International, Inc., a manufacturer and marketer of health care products, from 1987 to 1992. He joined Baxter International, Inc. in 1966 and held various management positions prior to becoming its Chief Operating Officer in 1983. Mr. Gantz is a director of W.W. Grainger and Company, Harris Bankcorp and Harris Trust and Savings Bank.

[Photo of James M. Kilts]
JAMES M. KILTS, AGE 54 -- DIRECTOR SINCE 2001

Chairman of the Board and Chief Executive Officer of The Gillette Company since January 2001 and February 2001, respectively. He formerly was President and Chief Executive Officer of Nabisco Group Holdings Corp. from December 1999 until it was acquired in December 2000 by Philip Morris Companies. He was President and Chief Executive Officer of Nabisco Holdings Corp. and Nabisco Inc. from January 1998 to December 1999. He was an Executive Vice President, Worldwide Food, Philip Morris, from 1994 to 1997 and served as President of Kraft USA from 1989 to 1994. Before that, he served as President of Kraft Limited in Canada and Senior Vice President of Kraft International. Mr. Kilts began his career with General Foods Corporation in 1970. He is a director of the May Department Stores Company and the Whirlpool Corporation. He also serves on the Board of Trustees of Knox College, is a member of the Advisory Council of the University of Chicago Graduate School of Business and is a director of International Executive Service Corps.

[Photo of Jorge Paulo Lemann]

JORGE PAULO LEMANN, AGE 62 -- DIRECTOR SINCE 1998

General Partner of GP Investimentos, a buyout and restructuring firm. He founded and was a Senior Partner of Banco de Investimentos Garantia S.A., a Brazilian investment bank, from 1976 to 1998. He is a director and controlling stockholder of AmBev American Beverage Co., Brazil's largest brewery. He is a director of Lojas Americanas S.A., a Brazilian discount department store chain, and Utor Investimentos e Participacoes Ltda. Mr. Lemann is also a director of Fundacao Estudar, a provider of scholarships to needy students, and Swiss Re. Mr. Lemann is Chairman of the Latin American Advisory Committee of the New York Stock Exchange and an International Advisory Board Member of both DaimlerChrysler and Credit Suisse Group.

TRANSACTIONS WITH DIRECTORS AND MANAGEMENT
Berkshire Hathaway Inc.
Gillette entered into an agreement with Berkshire Hathaway Inc. on July 20, 1989. Under the agreement, Berkshire Hathaway purchased $600 million of Gillette's convertible preferred stock that it converted to common stock in 1991. At the time of the agreement, management consulted with independent advisors concerning the terms of the agreement and determined that the terms were fair to Gillette. The key terms of the agreement remaining in effect are as follows:

    o Berkshire Hathaway will not sell Gillette stock representing more than 3% of the voting power to any single person, except under conditions related to a change in control.

    o Gillette has the right of first refusal to buy its stock from Berkshire Hathaway. If Gillette does not buy the stock, Berkshire Hathaway can require Gillette to register the stock for public offerings.

    o While Berkshire Hathaway owns at least 5% of the voting power of Gillette's stock, the directors will use their best efforts to secure the election to the Board of Mr. Buffett, or another person nominated by Berkshire Hathaway and acceptable to Gillette.

During the past fiscal year, Gillette paid $809,911 to Executive Jet, Inc., a subsidiary of Berkshire Hathaway, for the cost of Gillette's use of an aircraft.

KKR Associates, L.P.
As a result of the merger of Duracell International Inc. with Gillette on December 31, 1996, KKR Associates, L.P., of which Mr. Kravis is a general partner, and its limited partnerships, KKR Partners II, L.P. and D.I. Associates, L.P., KKR and Gillette agreed that:

    o KKR can require Gillette to register the KKR-held stock for sale, and Gillette has done so.

    o Gillette will indemnify KKR and the former officers, employees and directors of Duracell, including Mr. Kravis, against some liabilities that could arise out of the merger with Duracell.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
On one occasion, Mr. Hightower filed a late report covering a purchase of Gillette stock made by a family trust of which he is a trustee.

On one occasion, Joseph F. Dooley, an executive officer of Gillette, filed a late report covering a purchase of Gillette stock.

COMPENSATION OF DIRECTORS
Gillette provides both cash and stock-based compensation to its directors who are not employees. The stock-based compensation aligns the interests of the directors with those of Gillette's stockholders.

The following fees were paid to nonemployee directors during 2001:

Annual Cash Retainer:               $42,000
Board/Committee Attendance:         $ 1,200 per meeting
Committee Chairpersons:             $ 5,000 annually

Beginning in 2002, the nonemployee directors will receive an annual retainer of $75,000. The Committee Chairpersons will continue to receive an additional $5,000 annually. Board/Committee attendance fees will no longer be paid.

Deferred Compensation Plan: Under the Plan, 50% of each director's annual cash retainer is deferred into stock equivalent units. Directors may choose to defer any portion of their remaining retainers into cash and/or stock equivalent units. Each stock equivalent unit is equal in value to a share of Gillette's common stock. The value of the equivalent units varies according to the market value of the stock. Stock equivalent units receive dividend equivalents in the form of additional stock equivalent units. Retainers deferred in cash are credited semiannually with interest.

At the time of deferral, the director may elect to take the deferred payment either in a lump sum or in annual installments over a period of up to 10 years following retirement, resignation or a change in control.

Stock Options: Annually, each nonemployee director receives a nonincentive stock option to purchase 4,000 shares of common stock (5,000 shares beginning in 2002) on the second business day after the annual meeting. These option awards are nondiscretionary. In 2001, the awards were made on April 23 at an exercise price of $26.08 per share (the average of the high and low trading prices of the common stock on that date). The options become exercisable in one-third increments on the first three anniversaries of the award or in the event of a change in control. The options remain exercisable for 10 years while the director serves on the Board. If a nonemployee director leaves the Board after reaching age 65 or serving five or more years, the options can be exercised for the lesser of five years or the remaining life of the options. Beginning with options granted in 2002, options will become immediately exercisable upon death, retirement or a change in control. The postretirement exercise period will be the remaining life of the option. In the event of a nonemployee director's death, the option exercise period will be the lesser of three years or the remaining life of the option.

Other: In 2001, Mr. Jacobi received director fees totaling $6,837 for his services as a director of Braun GmbH, a Gillette subsidiary.

BOARD AND COMMITTEE MEETINGS
The Board held eight meetings in 2001. All incumbent directors attended 75% or more of the combined total meetings of the Board and the committees on which they served. The Board currently has five committees. The Audit, Compensation, Finance and Nominating and Corporate Governance Committees are comprised solely of members who are "independent," as that term is defined by the New York Stock Exchange. In addition, each member of the Audit Committee is "financially literate" and at least one member has "accounting or financial management expertise," as those terms are defined by the New York Stock Exchange. The following table describes the Board's committees and the number of meetings held in the year 2001.

----------------------------------------------------------------------------------------------------------
           MEMBERS                                  RESPONSIBILITIES                         MEETINGS HELD
----------------------------------------------------------------------------------------------------------
AUDIT                                o Monitor internal financial controls and the               Four
Michael B. Gifford (Chairman)          financial reporting process.
Henry R. Kravis                      o Monitor the audit of Gillette's consolidated
Jorge Paulo Lemann                     financial statements and report of the independent
Marjorie M. Yang                       auditor.
                                     o Review the services and the independence of the
                                       independent auditor.

----------------------------------------------------------------------------------------------------------
COMPENSATION*                        o Approve the compensation of the executive officers       Seven
Richard R. Pivirotto (Chairman)        (except the CEO), including awards of stock
Wilbur H. Gantz                        options, bonuses and other incentives.
Carol R. Goldberg                    o Recommend the compensation for the Chief Executive
Dennis F. Hightower                    Officer.
Herbert H. Jacobi                    o Recommend the compensation for Board members.
                                     o Review the competitive position of, and approve
                                       changes to, the plans, systems and practices
                                       relating to compensation and benefits.
                                     o Review the financial performance and operations of
                                       the major benefit plans.
                                     o Administer the stock option, stock equivalent unit
                                       and other executive incentive plans, with
                                       authority to make grants to selected employees.
                                     o Make nonmaterial changes to executive incentive
                                       plans.
                                     o Review succession plans for executive officers.
----------------------------------------------------------------------------------------------------------
EXECUTIVE                            o Develop the succession plan for the position of           Four
Warren E. Buffett (Chairman)           Chief Executive Officer.
Carol R. Goldberg                    o Review reports on compliance with Gillette's
James M. Kilts                         policies.
Henry R. Kravis                      o Recommend committee assignments.
                                     o Recommend positions on significant public policy
                                       issues.
                                     o Exercise the power and authority of the Board
                                       between meetings.
----------------------------------------------------------------------------------------------------------
FINANCE                              o Approve financial policies.                               Four
Herbert H. Jacobi (Chairman)         o Approve risk management policies (including the
Michael B. Gifford                     use of derivatives).
Jorge Paulo Lemann                   o Recommend stock repurchase programs.
Marjorie M. Yang                     o Recommend the dividend policy.
                                     o Approve borrowing of funds.
                                     o Recommend capital expenditures in excess of $20
                                       million.
                                     o Conduct post audits of major capital expenditures
                                       and business acquisitions.
                                     o Review financial condition and overall tax
                                       strategy.
----------------------------------------------------------------------------------------------------------
NOMINATING & CORPORATE GOVERNANCE**  o Develop the qualifications for membership on the          One
Wilbur H. Gantz (Chairman)             Board.
Warren E. Buffett                    o Recommend nominees for election as directors.
Dennis F. Hightower                  o Evaluate the performance of the Chief Executive
Richard R. Pivirotto                   Officer.
                                     o Evaluate the Board's effectiveness and recommend
                                       ways to improve governance.
                                     o Recommend ways to enhance services to and improve
                                       communications and relations with stockholders.
                                     o Recommend changes to the Certificate of
                                       Incorporation or Bylaws.
                                       The Committee considers director nominations from
                                       stockholders. They should be submitted in writing
                                       to the Chairman of the Committee in care of the
                                       Secretary, no later than 90 days prior to the
                                       anniversary date of the prior year's annual
                                       meeting (February 15, 2003).

----------------------------------------------------------------------------------------------------------
 * Formerly the Personnel Committee
** Formed in October 2001

INDEPENDENT AUDITOR
The Board will act on the independent auditor for 2002 at its June meeting. A representative of KPMG LLP, the independent auditor for 2001 will attend the 2002 Annual Meeting of Stockholders, where he will have the opportunity to make a statement and will answer questions from stockholders.

AUDIT COMMITTEE REPORT
The Audit Committee has four "independent" directors, as defined by the New York Stock Exchange. The Audit Committee operates under a written charter adopted by the Board of Directors (Exhibit A).

Management is responsible for Gillette's internal financial controls and the financial reporting process. The independent auditor is responsible for performing independent audits of Gillette's consolidated financial statements in accordance with generally accepted auditing standards and for issuing reports thereon. Our responsibility is to oversee and monitor these activities on behalf of the Board of Directors.

We met with management and the independent auditor several times in the course of the year. Management has represented to us that Gillette's consolidated financial statements for the year ended December 31, 2001, were prepared in accordance with generally accepted accounting principles. We reviewed the consolidated financial statements with both management and the independent auditor and discussed with management and the independent auditor the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. We also discussed the matters required to be discussed by Statement on Auditing Standards No. 61 with the independent auditor. These matters include significant adjustments, management judgments and accounting estimates, significant new accounting policies and disagreements with management, if any.

We also received the written disclosures required by Independent Standards Board Standard No. 1 from the independent auditor and discussed with the independent auditor the firm's independence and objectivity.

We received the following information concerning the fees of the independent auditor for the year ended December 31, 2001, and have considered whether the provision of these services is compatible with maintaining the independence of the independent auditor:

o AUDIT FEES, EXCLUDING AUDIT-RELATED ................. $3.65 MILLION

o FINANCIAL INFORMATION SYSTEMS DESIGN AND
  IMPLEMENTATION FEES ................................. $   0

o ALL OTHER FEES
    AUDIT-RELATED(1) ..................... $2.54 MILLION
    TAX SERVICES ......................... $3.46 MILLION
    OTHER NON-AUDIT SERVICES ............. $ .14 MILLION
        TOTAL ALL OTHER FEES .......................... $6.14 MILLION

(1) Primarily statutory audits, issuance of letters to underwriters, audits of employee benefit plan financial statements, audits of disposed businesses, reviews of registration statements and issuance of consents

In addition to meetings with mangement and the independent auditor, we met several times with Gillette's internal auditor to review staffing, the audit plan and reports on the effectiveness of internal financial controls.

Based on the foregoing, we recommended to the Board of Directors that the audited financial statements be included in Gillette's annual report on Form 10-K for the year ended December 31, 2001, that was filed with the Securities and Exchange Commission.

By the Audit Committee:
Michael B. Gifford (Chairman)
Henry R. Kravis
Jorge Paulo Lemann
Marjorie M. Yang

STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS
Five Percent Beneficial Ownership
A beneficial owner of stock is a person who has voting power, meaning the power to control voting decisions, or investment power, meaning the power to cause the sale of the stock. This power may be direct, by contract or through other arrangements.

The following table provides information regarding beneficial owners of more than five percent of the outstanding shares of Gillette common stock.

                                       NUMBER OF       PERCENT OF
NAME AND ADDRESS                        SHARES            CLASS
-----------------------------------------------------------------
Berkshire Hathaway Inc.(1)             96,000,000          9.1%
1440 Kiewit Plaza
Omaha, Nebraska 68131
-----------------------------------------------------------------

-----------------------------------------------------------------
FMR Corp.(2)                          115,151,943         10.9%
82 Devonshire Street
Boston, MA 02109
-----------------------------------------------------------------

(1) The shares are owned through six subsidiaries of Berkshire Hathaway Inc. One of its subsidiaries, National Indemnity Company of 3024 Harney Street, Omaha, Nebraska 68131, owns 60,000,000 shares or 5.7% of the outstanding common stock. Warren E. Buffett, a director of Gillette, and trusts of which he is trustee, but in which he has no financial interest, beneficially own 31.5% of the capital stock of Berkshire Hathaway Inc. His wife, Susan T. Buffett, owns 2.4% of the capital stock of Berkshire Hathaway Inc.

(2) Information with respect to FMR Corp. is based on a Schedule 13G filed on February 14, 2002, reporting share ownership as of December 31, 2001. Of the total shares reported as owned, Fidelity Management & Research Company beneficially owns 105,179,635 shares, Fidelity Management Trust Company beneficially owns 6,636,559 shares and Fidelity International Limited beneficially owns 3,335,749 shares. Also included as reporting persons on the filing are Edward C. Johnson 3d, Chairman of FMR Corp., and Abigail P. Johnson, Director of FMR Corp.

THE GILLETTE COMPANY
===============================================================================

STOCK OWNERSHIP TABLE
The following table shows the number of shares of Gillette common stock beneficially owned on March 25, 2002, by the directors, nominees for director, the individuals named in the Summary Compensation Table on page 14 and all directors, nominees for director and current executive officers as a group. Mrs. Goldberg is retiring from the Board, and Mr. Kravis will not be serving out his term. All individuals listed in the table have sole voting and investment power over the shares unless otherwise noted. Deferred stock units represent units credited under the Deferred Compensation Plan for Outside Directors. Supplemental Savings Plan Units represent a similar kind of stock equivalent unit held under the Supplemental Savings Plan for employees. Neither type of unit may vote; however, they are included in the table because they represent an additional financial interest that is subject to the same market risk as Gillette's common stock.

                                                                  SUPPLEMENTAL
                                                       PERCENT    SAVINGS PLAN
                        SHARES          OPTIONS          OF           AND
                     BENEFICIALLY     EXERCISABLE      SHARES       DEFERRED
    NAME               OWNED(1)      WITHIN 60 DAYS  OUTSTANDING  STOCK UNITS
-------------------------------------------------------------------------------
W. E. Buffett(2)         96,001,981          33,333         9.1%        14,618
C. W. Cramb                  23,463         381,446            *         7,688
E. F. DeGraan                74,663         731,999            *        26,965
W. H. Gantz                  12,781          33,333            *         7,508
M. B. Gifford                 3,039          33,333            *         9,590
C. R. Goldberg(3)             8,338          33,333            *        15,055
R. J. Groves                  5,000              --            *            --
D. F. Hightower               1,305           5,333            *         2,203
P. K. Hoffman(4)             57,086         213,664            *         5,220
H. H. Jacobi                 36,515          29,333            *        13,979
N. J. Karch                      --              --            *            --
J. M. Kilts                  30,687       1,000,000            *         1,471
H. R. Kravis(5)           2,277,256          17,333            *         9,144
J. P. Lemann              1,000,000          13,333            *         7,256
R. R. Pivirotto               8,370          33,333            *        17,961
R. K. Willard                   684         138,330            *         1,666
M. M. Yang                    4,000           9,333            *         7,113
Directors, Nominees &
  Current Executive
  Officers as a
  Group(6)               99,611,865       3,332,427         9.7%       161,783

  * Less than 1% of the outstanding shares of common stock.

(1) For the executive officers, this figure includes common stock held under Gillette's broad-based employee benefit plans. Participants may direct the voting of shares held under the plans and share voting and investment power with the plans' trustees.

(2) Mr. Buffett shares voting and investment power over 96,000,000 of the shares of common stock which are owned by subsidiaries of Berkshire Hathaway Inc.

(3) As a trustee of family charitable trusts in which she has no financial interest, Mrs. Goldberg shares voting and investment power with respect to 500 of the shares and disclaims beneficial ownership with respect to such shares.

(4) Mr. Hoffman disclaims beneficial ownership of 6,390 shares.

(5) Trusts for the benefit of Mr. Kravis's family hold 477,868 shares, and a charitable trust created by Mr. Kravis holds 49,388 shares. Mr. Kravis disclaims beneficial ownership with respect to those 527,256 shares.

(6) One executive officer shares voting and investment power over 1,000 shares and disclaims beneficial ownership with regard to 858 of those shares, and one executive officer disclaims beneficial ownership with regard to 354 shares.

EXECUTIVE OFFICERS' COMPENSATION

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

COMPENSATION PHILOSOPHY
The Gillette Company's compensation program is designed to achieve the following goals:

    o Motivate our executives to achieve Gillette's short- and long-term business objectives and other qualitative goals.

    o Recognize individual contributions, as well as overall business results.

    o Attract and retain highly qualified executives.

    o Align executive compensation with stockholder return.

OVERVIEW
The program consists of two types of compensation:

    o Fixed compensation, which consists of salary and benefits.

    o Incentive compensation, which includes both short- and long-term incentives such as bonuses and stock options.

Total executive compensation depends on an executive's performance against specific objectives. These objectives are assigned at the beginning of each year and are designed to achieve the goals of Gillette's strategic growth plan. They include both quantitative factors related to Gillette's financial objectives and qualitative factors such as leadership ability; management development; development and execution of strategies that will drive Gillette's growth over the long term; and compliance with Gillette policies.

COMPONENTS
The primary components of our executive compensation program are base salary and awards under the Incentive Bonus and Stock Option Plans. In addition, each executive may participate in Gillette benefit plans such as the Executive Life Insurance Program and Estate Preservation Plan, as well as broad-based plans that include the Employees' Savings and Retirement Plans. Information on these plans and programs during 2001 is found in the footnotes to the Summary Compensation Table on page 14 and the Retirement Plan Table on page 16.

DETERMINING BASE SALARY, INCENTIVE BONUS AND
STOCK OPTION AWARDS
We approve the base salary paid to each executive officer; all bonus awards under the Incentive Bonus Plan; and all stock option awards under the Stock Option Plan. In the case of the CEO, we make recommendations to the Board.

Each year, we review a report prepared by an independent compensation consultant that assesses the competitiveness of the Gillette executive compensation program as compared with those of a selected group of leading companies. The comparative group includes most of the companies listed on page 13 (Peer Group), plus several other companies against which Gillette competes for executive talent. This report helps us determine whether to make prospective adjustments to the executive compensation program generally or as we assess the skills, experience and achievements of individual executives.

Base Salary
In determining the appropriate base salary of an executive officer, we assign a salary range under a system of job evaluation based on the level of responsibility and the executive's qualifications and experience. The objective is to determine a salary that, together with other components, provides competitive compensation. Salary increases are based on periodic evaluations of the executive's performance.

Incentive Bonus Plan
At the beginning of each year, we establish a range of growth goals related to earnings per share, return on assets and net sales growth. The amounts that we may award as a bonus pool under the Incentive Bonus Plan depend on the degree to which these goals are achieved.

We assign a target bonus to each executive based on grade level expressed as a percent of year-end salary. Up to one-half of the target bonus is awarded to all eligible employees, based solely on the level of achievement of overall corporate financial objectives. The balance of the potential bonus is based on the performance of the operating unit and the individual executive against assigned objectives, plus a number of qualitative factors.

Under special provisions of the plan approved by the stockholders at the 2001 Annual Meeting, bonus awards to the executive officers named in the Summary Compensation Table are conditioned upon Gillette's achievement of a minimum net income target that we establish each year. If this target is met, as was the case for 2001, bonuses may be paid to those executives up to a prescribed maximum.

In addition, the plan provides for a discretionary reserve pool from which bonuses may be awarded to employees, other than the executives named in the Summary Compensation Table, who have made significant contributions toward the achievement of their assigned objectives, even if the overall Gillette financial growth goals are not met.

For 2001, the minimum net income target was achieved; however, Gillette's financial growth goals were not. We granted bonus awards to the executives named in the Summary Compensation Table pursuant to the special provisions of the plan, and to certain other executives from the discretionary reserve pool, based upon their contribution to the achievement of significant organizational and operational objectives designed to fuel growth during 2001. The bonus awards were intended to recognize individual contributions and to motivate the executives to continue their efforts.

The most notable achievements of 2001 include the following:

    o Attaining the highest U.S. shaving market share in 40 years.

    o Recording seven consecutive months of market share gain in the U.S. by Duracell, reversing a negative trend.

    o Reversing a negative trend in global franchise health from 65% of our global brands losing share in 2000 to 64% of our global brands gaining share in 2001.

    o Successfully completing the worldwide trade destocking initiative for blades and batteries, so that future sales growth will reflect consumer purchases.

    o Significantly improving the use of working capital by reducing trade receivables from $2,128 million in 2000 to $1,473 million, or by 31%, and inventories from $1,162 million in 2000 to $1,011 million, or by 13%.

    o Increasing free cash flow from $852 million in 2000 to $1,527 million, or by 79%.

    o Decreasing net debt from $4,452 million in 2000 to $3,318 million, or by 25%.

    o Reducing capital expenditures from $793 million in 2000 to $624 million, or by 21%.

    o Establishing new Company-wide operating procedures and processes that improved organization effectiveness, alignment and efficiency.

    o Achieving a headcount reduction 22% greater than planned.

    o Initiating the Functional Excellence and Leadership Program.

    o Substantially changing the senior management team (two-thirds of the CEO's direct reports are new to the positions or to Gillette.)

    o Implementing the Strategic Sourcing Initiative realizing significant savings in 2001.

Stock Option Plan
Stock options are awarded to employees who have demonstrated their ability to contribute to the long-term success of Gillette. Stock options encourage these individuals to act as owners of Gillette, directly aligning their interests with the interests of the stockholders. We make stock option awards under the 1971 Stock Option Plan on an annual basis, and at other times, with exercise prices equal to the average of the high and low trading prices of Gillette stock on the date of the award. The number of shares awarded to each executive is based on our assessment of the value of stock option awards needed to maintain a competitive long-term incentive for executive talent, compared with those awarded by the companies with which we compete for this talent. The stock options we granted in 2001 met these criteria.

Compensation of Chief Executive Officer
Mr. Kilts's compensation for 2001, including salary, bonus and stock options, was negotiated as part of his employment agreement at the time he was hired. Prior to entering into this agreement, we engaged consultants to develop a competitive employment offer for Mr. Kilts. They advised us that the compensation and the benefits and perquisites included in the offer were consistent with industry practice. The details of his employment agreement are described on page 17 of this proxy statement under the caption "Employment Contracts, Termination of Employment and Change-In-Control Arrangements" and in the Summary Compensation Table on page 14. Going forward, Mr. Kilts's compensation will be determined in accordance with his employment agreement and the policies described in this report.

In October 2001, the Board created the Nominating and Corporate Governance Committee, comprised of four independent directors. The charter for the new committee includes the responsibility of evaluating the performance of the Chief Executive Officer. On an annual basis, the Board will consider the report of the Nominating and Corporate Governance Committee on CEO performance and the report of the Compensation Committee on recommended CEO compensation levels in determining the compensation to be awarded the CEO.

In evaluating CEO performance, the Board will consider, among other things: personal qualities such as leadership, statesmanship and responsiveness; general management qualities such as a global perspective on the business, short-term results, strategic thinking and planning, knowledge of the business and preparedness; financial expertise such as value creation, capital planning and communications with the financial and investment communities; and qualities relating to the use of human resources such as developing management talent and creating an effective organization. In determining the appropriate compensation to be awarded to the CEO, the Board will consider the CEO's performance, the level of achievement of growth targets, the recommendations of independent consultants and reviews of the compensation paid to CEOs at companies against which Gillette competes for executive talent.

Section 162(m) of the Internal Revenue Code
This provision of Federal tax law limits the deductibility of compensation paid to the Chief Executive Officer and the next four most highly paid executive officers at the end of each year in which, for any of these covered executives, compensation exceeds $1 million subject to certain exceptions. One of the exceptions is performance-based compensation paid under a plan or arrangement approved by stockholders. Gillette's stockholders have approved both our Incentive Bonus and Stock Option Plans.

It is our policy generally to design executive compensation to be deductible under Section 162(m). However, we exercise discretion to award compensation, consistent with the interests of the shareholders, to recruit and retain executives.

By the Compensation Committee:

Richard R. Pivirotto (Chairman)
Wilbur H. Gantz
Carol R. Goldberg
Dennis F. Hightower
Herbert H. Jacobi

GILLETTE COMPARATIVE FIVE-YEAR INVESTMENT PERFORMANCE

The following graph compares the total return on $100 invested in Gillette common stock for the five-year period from December 31, 1996, through December 31, 2001, with a similar investment in the Standard & Poor's 500 Stock Index and with the market value weighted returns of a Peer Group Index consisting of seven consumer products companies of similar size that sell products worldwide. The cumulative return includes reinvestment of dividends.

The list of Peer Group companies has been updated to reflect Gillette's current view of its peers from a performance perspective. Johnson & Johnson has been eliminated since its primary business is not related to Gillette's core businesses. Avon Products, Inc. and Kimberly Clark Corporation have been added. These companies market to the same trade channels or have a focus on new products and building global brands.

The five-year performance graph has been restated to reflect these changes. Had the former Peer Group Index been used for the performance graph in this year's proxy statement, the values of the cumulative return to investors in the Peer Group Index would have been as follows: 1996 (100), 1997 (145), 1998
(180), 1999 (201), 2000 (195) and 2001 (199).

[Graphic Omitted]

-----------------------------------------------------------------------------
              1996        1997         1998        1999       2000       2001
              ----        ----         ----        ----       ----       ----
Gillette      $100        $130         $125        $109       $ 98       $ 92
Peer          $100        $142         $174        $193       $180       $169
Group
S&P 500       $100        $133         $171        $207       $188       $166
-----------------------------------------------------------------------------

--------------------------------------------------------------------------------
Peer Group Companies:
---------------------
Avon Products, Inc.         Energizer Holdings, Inc.    Procter & Gamble Company
The Clorox Company          Kimberly Clark Corporation  Unilever, N.V.
Colgate-Palmolive Company   Philips Electronics, N.V.

--------------------------------------------------------------------------------

THE GILLETTE COMPANY
===============================================================================

SUMMARY COMPENSATION TABLE
                                                                                                      LONG-TERM
                                                           ANNUAL COMPENSATION                       COMPENSATION
                                         ---------------------------------------------------------   ------------
                                                                                                      # OF STOCK
                                                                                     OTHER ANNUAL      OPTIONS        ALL OTHER
NAME AND PRINCIPAL POSITION               YEAR          SALARY           BONUS      COMPENSATION(1)    AWARDED     COMPENSATION(2)
---------------------------               ----          ------           -----      ---------------    -------     ---------------
James M. Kilts                            2001         $947,917       $1,250,000       $337,916       2,650,000        $252,146
Chairman and Chief
Executive Officer

Edward F. DeGraan                         2001          789,375          350,000          --            475,000          96,697
President and Chief                       2000          642,083          715,000          --            180,000          54,922
Operating Officer                         1999          500,000          210,000          --            180,000          42,264

Charles W. Cramb                          2001          550,000          200,000          --            185,000          49,955
Senior Vice President                     2000          512,500          350,000          --            110,000          36,431
                                          1999          467,500          150,000          --            150,000          37,401

Peter K. Hoffman                          2001          480,000          135,000          --            125,000          39,128
Vice President

Richard K. Willard                        2001          510,000          150,000          --            165,000          42,543
Senior Vice President                     2000          480,833          255,000        27,124          110,000          24,459
                                          1999          79,167(3)       500,000(3)        --            120,000           3,024

(1) Other Annual Compensation paid to Mr. Kilts includes $127,849 for housing, $206,563 to cover certain taxes and $3,504 for home security systems.
(2) All Other Compensation includes the following payments or accruals:

                                                                                                 CONTRIBUTION
                                        SAVINGS MATCH         COMPANY                            UNDER ESTATE         FINANCIAL
                                       EQUIVALENTS ON        MATCH TO        LIFE INSURANCE      PRESERVATION         PLANNING
                                       DEFERRED BONUS      SAVINGS PLAN        PREMIUMS(I)         PLAN(II)         SERVICE(iii)

James M. Kilts(iv)                         $60,000            $52,396            $24,750            $  --               $15,000
Edward F. DeGraan                            --                79,219              4,377             8,101               5,000
Charles W. Cramb                             --                47,750              2,205              --                 --
Peter K. Hoffman                             8,100             26,400              1,628              --                 3,000
Richard K. Willard                           --                40,800              1,743              --                 --

      (i) Value of premiums paid by Gillette during 2001 under the Executive Life Insurance Program. The program provides
          Company-paid coverage during employment equal to four times annual salary. During retirement, a death benefit equal to the executive's final annual salary continues in effect.
          Mr. Kilts has waived participation in Gillette's Executive Life Insurance Program. Instead, Gillette pays premiums for
          Mr. Kilts and his wife on existing term life insurance policies.
     (ii) The named executives are eligible to participate in a Gillette-sponsored Estate Preservation Plan. Gillette and the executive officers share equally the cost of a $1,000,000 life insurance policy payable on the death of the survivor of each executive and his spouse. Gillette contributes its share of the premiums during the first five years of the policy and recovers its contribution at the end of a 15-year period, or if earlier, when the survivor of the executive and the executive's spouse dies.
    (iii) The named executives are eligible to receive an annual reimbursement for financial planning services not to exceed
          $5,000. In the case of Mr. Kilts, the amount is $15,000 annually.
     (iv) The total of All Other Compensation for Mr. Kilts also includes $100,000 as reimbursement for legal fees and expenses in connection with his employment agreement.

(3) Amounts represent salary for two months and a signing bonus in connection with his employment on November 1, 1999.

STOCK OPTIONS AWARDED DURING 2001
                                                                                                          AWARD DATE
                                                           INDIVIDUAL AWARDS                                 VALUE
                                     ------------------------------------------------------------------   ----------
                                                        % OF TOTAL
                                      NUMBER OF      OPTIONS AWARDED                                          AWARD DATE
                                       OPTIONS         TO EMPLOYEES      PER SHARE                          PRESENT VALUE
NAME                                  AWARDED(1)         IN 2001       EXERCISE PRICE    EXPIRATION DATE        ($)(2)
----                                  ----------         -------        --------------------------------        ------
James M. Kilts                        2,000,000           11.1%            $34.16            01/19/11        $22,674,260
                                        650,000            3.6%             28.26            06/21/11          5,891,360
Edward F. DeGraan                       300,000            1.7%             34.16            01/19/11          3,401,139
                                        175,000            1.0%             28.26            06/21/11          1,586,135
Charles W. Cramb                         65,000            0.4%             32.19            02/15/11            693,344
                                        120,000            0.7%             28.26            06/21/11          1,087,636
Peter K. Hoffman                         35,000            0.2%             32.19            02/15/11            373,339
                                         90,000            0.5%             28.26            06/21/11            815,727
Richard K. Willard                       65,000            0.4%             32.19            02/15/11            693,344
                                        100,000            0.6%             28.26            06/21/11            906,363

(1) With the exception of the 2,000,000 options awarded to Mr. Kilts on January 19, option awards in 2001 were made under the 1971 Stock Option Plan. The January 19 award to Mr. Kilts was made on substantially similar terms to those granted under the 1971 Stock Option Plan, except that one- quarter of these options vested immediately, and the remainder vest annually in one-third increments over a three-year period. The material terms of awards granted under the 1971 Stock Option Plan are:

      o Awards consist of a combination of incentive (subject to limitations imposed by U.S. tax law) and nonincentive stock options.

      o Exercise price is the average of the high and low trading prices of the common stock on the date of award.

      o In general, options become exercisable in one-third increments over the first three anniversaries of the award.
        The 300,000 options awarded to Mr. DeGraan on January 19, 2001, become exercisable in one-half increments on the first and second anniversaries of the grant. Beginning with options granted in 2002, all options become immediately exercisable upon retirement, death or disability.

      o Options remain exercisable for 10 years from the date of award during employment. For options granted prior to
        2002, the postretirement exercise period for employees is the lesser of five years or the life of the options.
        If the employee optionee is not retirement eligible, the post-termination exercise period is the lesser of three years or the remaining term of the option. Options granted from 2002 onward will remain exercisable for the remaining term of the option in the case of retirement and for the lesser of three years or the remaining term of the option in the event of death or disability. In the event of a change in control, options not otherwise exercisable at termination of employment become immediately exercisable, and if the participant's employment is terminated (other than for cause) within two years thereafter, the exercise period is the lesser of two years or the remaining term of the option.

      o Awards cannot be repriced, or exchanged with the effect of repricing, without stockholder approval.

(2) The award date present value for each option was determined using a Black- Scholes option pricing model. The principal assumptions used in the model were:

          EXPIRATION DATE                         1/19/11           2/15/11           6/21/11
          ---------------                         -------           -------           -------
          Stock Price Volatility                   33.1%             33.7%             33.4%
          Dividend Yield                            1.9%              2.0%              2.3%
          Risk Free Rate of Return                  5.4%              5.4%              5.5%
          Expected Life in Years                    5.46              5.46              5.46

The model generates a theoretical value based on the assumptions and is not intended to predict future prices of the stock. There is no assurance that these values or any other value will be achieved. The actual value will be dependent upon:

    o The performance of Gillette as reflected in the future price of the stock.

    o Continued employment with Gillette.

AGGREGATE STOCK OPTION EXERCISES DURING 2001 AND YEAR-END STOCK OPTION VALUES

                                                                                                           TOTAL VALUE
                                                                                                         OF UNEXERCISED
                                        NUMBER OF                           NUMBER OF UNEXERCISED      IN-THE-MONEY STOCK
                                    SHARES UNDERLYING       VALUE            STOCK OPTIONS HELD          OPTIONS HELD AT
    NAME                            OPTIONS EXERCISED      REALIZED          AT FISCAL YEAR-END          FISCAL YEAR-END
    ----                            -----------------      --------     ----------------------------     ---------------
James M. Kilts                             --                 --        Exercisable           500,000          --
                                                                        Unexercisable       2,150,000      $3,386,500
Edward F. DeGraan                        28,000            $527,100     Exercisable           581,999       2,787,507
                                                                        Unexercisable         655,001       1,163,553
Charles W. Cramb                           --                 --        Exercisable           359,780         888,424
                                                                        Unexercisable         308,336         814,326
Peter K. Hoffman                           --                 --        Exercisable           201,998         812,570
                                                                        Unexercisable         186,502         571,475
Richard K. Willard                         --                 --        Exercisable           116,664          52,799
                                                                        Unexercisable         278,336         710,126

RETIREMENT PLAN TABLE
The table below shows an estimate of the total annual pension benefits payable in the form of a straight-life annuity for employees who retire at or after age 65 under the Retirement Plan and Supplemental Retirement Plan.

After the Retirement Plan was adopted, changes in the law limited the amount of benefits that could be paid under tax-qualified plans. As permitted by law, we adopted the Supplemental Retirement Plan for the payment of amounts to employees who may be affected by those limitations, so that, in general, total benefits will continue to be calculated on the basis approved by the stockholders.

In general, the benefit upon retirement at or after age 65 with 25 years or more of service is equal to 50% of the employee's average annual compensation, minus 75% of primary Social Security benefits. Average annual compensation is an employee's salary and bonus, as defined in the Plan, for the highest-paid five calendar years during the last 10 full calendar years of employment. A benefit becomes payable at retirement for employees with at least 5 years of service.

As of December 31, 2001, the executives named in the Summary Compensation Table had the following years of service under the Retirement Plan: Mr. Kilts, 1 year; Mr. DeGraan, 32 years; Mr. Cramb, 32 years; Mr. Hoffman, 30 years; and Mr. Willard, 2 years.

                                                                  ANNUAL PENSION*
     AVERAGE ANNUAL COMPENSATION            ------------------------------------------------------------
          USED AS BASIS FOR                     15 YEARS                 20 YEARS             25 YEARS OR MORE
          COMPUTING PENSION                    OF SERVICE               OF SERVICE               OF SERVICE
     ---------------------------               ----------               ----------            ----------------
             $  400,000                        $120,000                 $160,000                $  200,000
                800,000                         240,000                  320,000                   400,000
              1,200,000                         360,000                  480,000                   600,000
              1,600,000                         480,000                  640,000                   800,000
              2,000,000                         600,000                  800,000                 1,000,000
              2,400,000                         720,000                  960,000                 1,200,000

* Before Social Security offset.

In addition to his participation in the Company's Retirement Plan, Mr. Kilts, under the terms of his employment contract, is entitled to receive a pension from the Company, the principal terms of which are described on page
17. Mr. Kilts's pension benefits estimated below would be offset by any amounts payable to him under the
Company's Retirement Plan.

              36 MONTH                                                                            10 YEARS
     AVERAGE ANNUAL COMPENSATION                3 YEARS                  5 YEARS                 (MAXIMUM)
     ---------------------------                --------                 --------                ----------
             $1,500,000                         $225,000                 $375,000                $  750,000
              2,000,000                          300,000                  500,000                 1,000,000

              2,500,000                          375,000                  625,000                 1,250,000
              3,000,000                          450,000                  750,000                 1,500,000

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL
ARRANGEMENTS
Gillette follows long-standing practices regarding separation arrangements for executive officers whose employment terminates without cause. Under these arrangements, the executive officer agrees not to compete with Gillette for a period of time and releases all claims against Gillette. During the covered period, Gillette continues to provide coverage under welfare and benefits plans, and unvested options continue to vest.

In connection with Mr. Kilts's appointment as Chairman of the Board of Directors and Chief Executive Officer, he and Gillette signed a renewable three-year employment agreement, effective January 19, 2001. The terms of the agreement provide for Mr. Kilts to receive an annual base salary of no less than $1 million and a bonus during the year 2001 of at least 100% of base salary, prorated for the portion of the year he is employed. He was paid a signing bonus of $250,000, and Gillette agreed to reimburse his legal fees and expenses in connection with the agreement. For future years, he is eligible for an annual target bonus opportunity of not less than 100%, nor more than 200%, of base pay if the performance goals for the relevant year are met.

At the time he was hired, the Board awarded Mr. Kilts options to purchase two million shares of Gillette common stock at an exercise price of $34.16 per share (the average of the high and low trading prices on the award date) on substantially similar terms to those granted under the 1971 Stock Option Plan, except that one-quarter of these options vest immediately, and the remainder vest in one-third increments annually over a three-year period. Under the terms of Mr. Kilts's employment agreement, Gillette awarded Mr. Kilts an option on 650,000 shares under the 1971 Stock Option Plan in June 2001 and is obligated to make option awards on not less than 650,000 shares in 2002 and 2003.

Pursuant to the agreement, at the time of his employment, Mr. Kilts purchased 29,274 shares of Gillette's common stock at a price of $34.16 per share, or $1 million in total. He will hold these shares for a period of not less than three years, or his earlier termination of employment.

In addition, Mr. Kilts will participate in employee welfare and benefit plans and will be provided housing, certain executive perquisites and, for security reasons, transportation and a home security system.

Mr. Kilts will be entitled to receive a pension, starting when his employment ends (for reasons other than cause or death), of five percent of his final average compensation (determined on the basis of a consecutive thirty-six month period) for each year or partial year of employment, up to a maximum of 50 percent of his final average compensation. This pension would be offset by any pension he may otherwise become entitled to under the Company's Retirement Plan.

The employment agreement provides that if Mr. Kilts's employment is terminated without "cause," or if Mr. Kilts terminates his employment for "good reason," both as defined in the agreement, he will be entitled to receive a prorated annual incentive bonus for the year of termination and a lump sum equal to the sum of two years' base salary and two times the target bonus for the year of termination. Under these circumstances, he will receive two years' credit for purposes of his pension calculation and be entitled to vesting of any unvested options with an exercise period equal to the lesser of five years or the original term of the options. He will also be subject to a two-year noncompetition agreement.

In the event of a change in control, change-in-control provisions substantially similiar to those described below will apply to Mr. Kilts except that, in the event his employment is terminated by Gillette without cause within two years following a change in control, his options will remain exercisable through the end of their 10-year terms.

Mr. DeGraan has a two-year renewable employment agreement providing that in the event his employment is involuntarily terminated for reasons other than cause, disability or death or if he leaves for good reason or elects to leave at the end of the term, in return for certain postemployment protections for the Company, such as noncompetition and nonsolicitation, he will receive severance payments equal to two years' salary and target bonus. This agreement terminates automatically in the event of a change in control.

The other executive officers named in the Summary Compensation Table also have renewable two-year employment agreements. These agreements provide that in the event the executive's employment is terminated by Gillette for reasons other than cause, disability or death or if the executive leaves for good reason in return for certain protections such as post employment noncompetition and nonsolicitation, Gillette will pay the executive severance equal to two years' base salary and target bonus. These agreements terminate automatically in the event of a change in control.

The executive officers named in the Summary Compensation Table have change-in-control agreements. These agreements become operative only upon a change in control of Gillette (as defined under the agreements). After a change in control, each agreement becomes, in effect, a two-year employment agreement providing salary, bonus and other employee benefits at levels not less than those existing prior to the change in control. If the executive terminates employment for "good reason," as defined in the agreement, within the two-year period or voluntarily terminates employment during the 30-day period following the first anniversary of the change in control, the executive is entitled to receive a lump sum severance payment equal to three times the executive's base salary and specified bonus. The executive also is entitled to receive other payments and benefits, including increased pension benefits, continuation of employee welfare benefits, reimbursement of any "parachute" excise tax imposed on payments under the agreements and reimbursement of reasonable legal expenses related to the agreement.

THE GILLETTE COMPANY
===============================================================================

Proposal 2

2. STOCKHOLDER PROPOSAL
This proposal was submitted by the New York City Employees' Retirement System ("NYCERS"), c/o Comptroller of the City of New York, 1 Centre Street, New York, NY 10007-2341, the owner of 1,627,723 shares of Gillette's common stock.

BE IT RESOLVED, that the stockholders of The Gillette Company request that the Board of Directors take the necessary steps to declassify the Board of Directors and establish annual elections of directors, whereby directors would be elected annually and not by classes. This policy would take effect immediately, and be applicable to the reelection of any incumbent director whose term, under the current classified system, subsequently expires.

SUPPORTING STATEMENT
We believe that the ability to elect directors is the single most important use of the shareholder franchise. Accordingly, directors should be accountable to shareholders on an annual basis. The election of directors by classes, for three-year terms, in our opinion, minimizes accountability and precludes the full exercise of the rights of shareholders to approve or disapprove annually the performance of a director or directors.

In addition, since only one-third of the Board of Directors is elected annually, we believe that classified boards could frustrate, to the detriment of long-term shareholder interest, the efforts of a bidder to acquire control or a challenger to engage successfully in a proxy contest.

We urge your support for the proposal to repeal the classified board and establish that all directors be elected annually.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL FOR THE REASONS SET FORTH BELOW.

Our stockholders approved our classified Board in 1986 by an overwhelming majority. We continue to believe that a classified board is in the best interest of Gillette's stockholders.

Our classified Board assures that a majority of directors at any time will have the prior experience and in-depth knowledge of Gillette to oversee its complex, multinational business, even if one particular class is not elected in any given year. Thus, we believe the classified Board structure provides significant advantages to Gillette's long-term investors by ensuring that the Board is able to implement a long-term strategy and focus on long-term business performance. In addition, we believe a director's contributions are best measured over several years versus the short-run evaluation necessitated by annual elections.

Because a classified board can also make it more difficult for third parties with short-term objectives to seize control of Gillette in a single proxy contest, the classified board structure provides us with the leverage we need under coercive conditions to negotiate terms that will maximize the value of Gillette for all stockholders.

We believe our corporate governance program provides us with a high quality, effective Board of Directors aligned with the interests of Gillette stockholders. Among other things, our Nominating and Corporate Governance Committee, consisting solely of independent directors, is exclusively responsible for determining nominations for membership on the Board. Under our bylaws our members cannot stand for reelection once they reach the age of 70, except when a third-party has a contractual right to nominate a director. Our members must tender their resignation if their principal occupations change. Finally, Gillette's former CEOs and Presidents cannot remain on the Board after retiring from or leaving their executive positions.

We are committed to a truly independent and proactive Board of Directors, and we firmly believe a classified Board assists us in that effort.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL WHICH IS DESIGNATED AS PROPOSAL 2 ON THE ENCLOSED PROXY.

===============================================================================

                                                                     EXHIBIT A

                        CHARTER OF THE AUDIT COMMITTEE
                                    OF THE
                              BOARD OF DIRECTORS
                                      OF
                             THE GILLETTE COMPANY

A.  PURPOSE AND AUTHORITY OF COMMITTEE
The Audit Committee is appointed by the Board of Directors to assist in monitoring: (1) the integrity of the financial statements of the Company, (2) the compliance by the Company with legal and regulatory requirements relating to the financial reporting process and (3) the independence and performance of the Company's internal and external auditors.

The Audit Committee shall have the authority to retain special accounting, legal or other consultants to advise the Committee. The Audit Committee may request any officer or employee of the Company, the Company's independent auditor or outside counsel to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

B.  SPECIFIC RESPONSIBILITIES AND DUTIES

Reports

 1. Review and assess the adequacy of this Charter on an annual basis and submit any amendments to the Board of Directors for approval.

 2. Review with management and the independent auditor the significant financial reporting issues and judgments made in connection with the preparation of the Company's financial statements, including the selection, application and disclosure of critical accounting policies and analyses of the effect of alternative assumptions, estimates or methods on the Company's financial statements.

 3. Review with management and the independent auditor the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Company's financial statements.

 4. Recommend to the Board of Directors whether the audited consolidated financial statements should be included in the Company's Annual Report to the Securities and Exchange Commission on Form 10-K.

 5. Review with management and the independent auditor the Company's Quarterly Reports to the Securities and Exchange Commission on Form 10-Q before filing, including the results of the independent auditor's review and the Company's press releases reporting quarterly results.

 6. Review the reports to management prepared by the internal auditing department and the independent auditor and management's responses.

Independent Auditor

 1. Recommend to the Board of Directors the appointment of the independent auditor, considering, among other things, the firm's independence and effectiveness.

 2. Review the experience and qualifications of the senior members of the independent auditor team and the quality control procedures of the independent auditor.

 3. Review the audit fees and other compensation paid to the independent auditor.

 4. Approve the retention of the independent auditor for any significant, non-audit-related service and the fee for such service.

 5. Review the disclosures of the independent auditor required by Independent Standards Board Standard No.1 and discuss with the independent auditor the firm's significant relationships with the Company.

 6. Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61.

 7. Review the annual audit plans of the independent auditor.

 8. Approve the Company's hiring of senior management of the independent auditor who were engaged on the Company's account.

 9. Obtain a list of issues discussed with the national office of the independent auditor by the Company's audit team.

10. Obtain assurance from the independent auditor that section 10A of the Securities Act has not been implicated.

Internal Audit Department

 1. Review the annual audit plans of the internal audit department.

 2. Review the activities, organizational structure, budget and qualifications of the internal audit department.

Financial Reporting Processes

 1. Meet periodically with management to review the Company's major business risks and the steps that management has taken to monitor and control such risks.

 2. Review with management and the independent auditor any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding the Company's financial statements or accounting policies.

 3. Review any changes to the Company's accounting principles or auditing practices.

 4. Review any significant difficulties reported by the independent auditor in conducting the audit, including any restrictions on the scope of work or access to required information.

 5. Review any significant disagreement between management and the independent auditor in connection with the preparation of the financial statements.

 6. Review with the Company's General Counsel any legal matter that could have a significant impact on the Company's financial statements.

Other

 1. Perform any other activities consistent with this Charter, the Company's Bylaws and Certificate of Incorporation as the Committee or the Board of Directors deems necessary or appropriate.

C.  COMMITTEE COMPOSITION
The Audit Committee shall consist of at least three members. The members shall meet the independence and experience requirements of the New York Stock Exchange. In particular, the Chairman shall have accounting or related financial management expertise. The members of the Audit Committee shall be appointed by the Board on the recommendation of the Executive Committee.

D.  MEETINGS
The Committee shall meet at least three times annually in person and additionally by telephone as appropriate. Two members of the Committee shall constitute a quorum. A majority of the members present shall decide any question brought before the Committee. The Committee shall meet at least semiannually with the Chief Financial Officer (and other members of management, if necessary), the director of the internal auditing department and the independent auditor in separate private sessions.

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditor or to assure compliance with laws and regulations and the Company's policies.

[logo] THE
       GILLETTE                                Prudential Tower Building
       COMPANY                                 Boston, MA 02199

World-Class Brands, Products, People

                 NOTICE OF 2002 ANNUAL MEETING OF STOCKHOLDERS
                 ---------------------------------------------

                    TIME: 10:00 a.m.

                    DATE: Thursday, May 16, 2002

                   PLACE: Hotel du Pont
                          11th and Market Streets
                          Wilmington, Delaware

                 PURPOSE: 1. To elect four directors to serve three-year terms expiring in 2005.
                          2. To vote on a stockholder proposal, if the proposal
                             is presented at the meeting.
                          3. To consider any other business that is properly
                             presented at the meeting.

                 WHO MAY  You may vote if you were a record owner of Gillette
                    VOTE: stock at the close of business on March 25, 2002. A
                          list of stockholders of record will be available at the meeting and, during the 10 days prior to the meeting, at my office at the above address in Boston.

          By order of the Board of Directors
          William J. Mostyn III
          Deputy General Counsel and Secretary

          Boston, Massachusetts
          April 2, 2002

ZGIL5B                             DETACH HERE

[logo] THE                           PROXY
       GILLETTE                                PRUDENTIAL TOWER BUILDING
       COMPANY                                 BOSTON, MA 02199

P
        THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY
R
        The undersigned (a) revokes all prior proxies and appoints and O authorizes William J. Mostyn III and Richard K. Willard and each of them with power of substitution, as the Proxy Committee, to vote the stock of the X undersigned at the 2002 Annual Meeting of the stockholders of The Gillette
   Company on May 16, 2002, and any adjournment thereof, as specified on the Y reverse side of this card on proposals 1 and 2 and, in their discretion, on all other matters incident to the conduct of the meeting and, if applicable,
   (b) directs, as indicated on the reverse, the voting of the shares allocated to the benefit plan account(s) of the undersigned at the 2002 Annual Meeting and at any adjournment thereof. Plan shares for which no directions are received and unallocated plan shares will be voted on each issue in proportion to those shares allocated to participant accounts of the same plan for which voting instructions on that issue have been received. Each trustee is authorized to vote in its judgment or to empower the Proxy Committee to vote in accordance with the Proxy Committee's judgment on other matters incident to the conduct of the meeting and any adjournment thereof.

-----------                                                          -----------
SEE REVERSE   (IMPORTANT - TO BE SIGNED AND DATED ON REVERSE SIDE)   SEE REVERSE
   SIDE                                                                 SIDE
-----------                                                          -----------

[logo] THE                                            YOUR VOTE IS IMPORTANT!
       GILLETTE                                    VOTE BY INTERNET OR TELEPHONE
       COMPANY                                     24 HOURS A DAY, 7 DAYS A WEEK

C/O EQUISERVE
P.O. BOX 43068
PROVIDENCE, RI 02940-3068

                                           THE INTERNET AND TELEPHONE VOTING
                                           FACILITIES WILL CLOSE AT 9:00 P.M.
                                           E.S.T. ON WEDNESDAY, MAY 15 VOTE BY
                                           TELEPHONE VOTE BY INTERNET

-----------------                          ----------------
VOTE BY TELEPHONE                          VOTE BY INTERNET
-----------------                          ----------------

It's fast, convenient, and immediate!      It's fast, convenient, and your vote
Call Toll-Free on a Touch-Tone Phone       is immediately confirmed and posted.

FOLLOW THESE FOUR EASY STEPS:              FOLLOW THESE FOUR EASY STEPS:
------------------------------------       -------------------------------------
1. READ THE ACCOMPANYING PROXY             1. READ THE ACCOMPANYING PROXY
   STATEMENT AND PROXY CARD.                  STATEMENT AND PROXY CARD.

2. CALL THE TOLL-FREE NUMBER               2. GO TO THE WEBSITE
   1-877-PRX-VOTE (1-877-779-8683).           www.eproxyvote.com/g
   FOR SHAREHOLDERS RESIDING OUTSIDE
   THE UNITED STATES, CALL COLLECT ON      3. ENTER YOUR 14-DIGIT VOTER CONTROL
   A TOUCH-TONE PHONE                         NUMBER LOCATED ON YOUR PROXY CARD
   1-201-536-8073.                            ABOVE YOUR NAME.
   THERE IS NO CHARGE FOR THIS CALL.
                                           4. FOLLOW THE RECORDED INSTRUCTIONS.
3. ENTER YOUR 14-DIGIT VOTER CONTROL
   NUMBER LOCATED ON YOUR PROXY CARD
   ABOVE YOUR NAME.

4. FOLLOW THE INSTRUCTIONS PROVIDED.
------------------------------------       -------------------------------------

YOUR VOTE IS IMPORTANT!                    YOUR VOTE IS IMPORTANT!
Call 1-877-PRX-VOTE anytime!               Go to www.eproxyvote.com/g anytime!

    DO NOT RETURN YOUR PROXY CARD IF YOU ARE VOTING BY TELEPHONE OR INTERNET

ZGIL5A                             DETACH HERE

    PLEASE MARK
[X] VOTES AS IN
    THIS EXAMPLE.

THIS PROXY WILL BE VOTED AS SPECIFIED BY THE STOCKHOLDER, BUT IF NO CHOICE IS SPECIFIED, IT WILL BE VOTED FOR PROPOSAL 1
AND AGAINST PROPOSAL 2.
-----------------------------------------------------------        -----------------------------------------------------
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1.                THE BOARD OF DIRECTORS RECOMMENDS A VOTE
-----------------------------------------------------------                         AGAINST PROPOSAL 2.
                                                                   -----------------------------------------------------
 1. Election of directors for 3-year terms                                                         FOR AGAINST ABSTAIN
(01) Warren E. Buffett, (02) Michael B. Gifford,                      2. Stockholder Proposal
 (03) Ray J. Groves, (04) Marjorie M. Yang                               - Declassify the Board    [ ]   [ ]     [ ]
                                                                         of Directors.
      FOR                  WITHHELD
      ALL      [ ]     [ ] FROM ALL
    NOMINEES               NOMINEES


 For, except withhold vote from the following nominee(s):

[ ] _________________________________
-----------------------------------------------------------        -----------------------------------------------------

                                                                     MARK HERE ONLY IF YOU PLAN TO ATTEND THE ANNUAL [ ]
                                                                     MEETING IN PERSON

                                                                       MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT [ ]

Signature: ________________________  Date: ________________  Signature: __________________________ Date: _____________